Exhibit 99.1

WellPoint Chair and CEO Angela F. Braly Steps Down

John Cannon named Interim President and CEO

Indianapolis, IN – August 28, 2012 – WellPoint, Inc. (NYSE: WLP) announced that it is actively searching for a candidate to succeed Angela F. Braly as the President and Chief Executive Officer of WellPoint, who has stepped down from those positions today. The Board of Directors has established a search committee to consider both internal and external candidates, with the assistance of a search firm.

In the interim, John Cannon, the Company’s Executive Vice President, General Counsel, Corporate Secretary and Chief Public Affairs Officer, will serve as interim President and CEO. WellPoint also announced that Jackie M. Ward, WellPoint’s Lead Director, has been named the Non-Executive Chair of the Board of Directors effective immediately.

Ms. Ward commented, “Our Board continues to believe that time will prove the wisdom of potentially transformative actions taken under Angela’s leadership, from the sale of the pharmacy benefit management business to Express Scripts to the recent and proposed acquisitions of CareMore, 1-800-CONTACTS and Amerigroup. But now is the right time for a leadership change. We believe the remaining executive team is dynamic and strong, with great potential to drive WellPoint’s future success, and John Cannon in particular is the right person to lead our most important initiative, which is the completion of the Amerigroup transaction. John has reported to the Board that he does not wish to be considered for the permanent CEO position.”

About WellPoint, Inc.

At WellPoint, we believe there is an important connection between our members’ health and well-being—and the value we bring our customers and shareholders. So each day we work to improve the health of our members and their communities. And, we can make a real difference since we have approximately 34 million people in our branded health plans, and approximately 65 million people served through our subsidiaries. As an independent licensee of the Blue Cross and Blue Shield Association, WellPoint serves members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire,

New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), and Wisconsin. In a majority of these service areas, WellPoint’s plans do business as Anthem Blue Cross, Anthem Blue Cross and Blue Shield, Blue Cross and Blue Shield of Georgia and Empire Blue Cross Blue Shield, or Empire Blue Cross (in the New York service areas). WellPoint also serves customers across the country through our UniCare subsidiary and in certain California, Arizona and Nevada markets through our CareMore subsidiary. Our 1-800 CONTACTS, Inc. subsidiary offers customers online sales of contact lenses, eyeglasses and other ocular products. Additional information about WellPoint is available at www.wellpoint.com.

MEDIA CONTACTS:

Kristin Binns

(917) 697-7802

Kristin.binns@wellpoint.com